Exhibit 99

Z Trim Holdings Regains Compliance with Amex’s Continued Listing Standards

Thursday February 28, 2008

MUNDELEIN, Ill., February 28, 2008 / PRNewswire/ -- Z Trim Holdings, Inc. (Amex: ZTM), announced today that it has received a letter from Amex stating that the Company has resolved the continued listing deficiencies referenced in the Amex letter dated August 17, 2007. Amex’s finding was based, in part, on a review of submissions and representations made by Z Trim Holdings, that it had taken a number of meaningful internal control enhancements.

President Steve Cohen welcomed the news as an important achievement by management and the board of directors in their plan to achieve the company’s full potential. “The changes that Z Trim has made to gain compliance with Amex standards should provide our investors with reassurance that our company is committed to transparency in governance and to financial responsibility. We’re a stronger company for it,” he said. “While we pledge to be vigilant in adhering to all applicable rules and regulations, we look forward to re-focusing our efforts on building a sound business and thereby enhancing shareholder value.”

These efforts include:

●	Sound strategic planning and budgeting

●	Advancement of plans for the improvement of plant efficiency

●	Expansion upon new and prior sales and marketing relationships

●	Development of new sales and marketing relationships to mutually beneficial strategic partnerships

●	New product innovation

●	Exploration of new markets

●	Resolution of resource-diverting litigation

As is the case for all listed issuers, Z Trim Holdings’ continued listing eligibility will be assessed on an ongoing basis. However, the threat of de-listing resulting from the notification of non-compliance on August 17, 2007 no longer exists.

ABOUT Z TRIM®

Z Trim, www.ztrim.com, is a natural functional food ingredient made from the hulls of grain. Z Trim lowers calories from fats by up to 80% in many foods without negatively affecting taste or texture, and can substantially reduce harmful trans and saturated fats found in many foods. Z Trim has wide application in dairy products, dressings, dips, sauces, baked goods, processed meats, snack foods, cookies, pies, cakes, icings, brownies, bars, ice cream, milk shakes and many other foods.

Forward-Looking Statements and Risk Factors

Certain statements in this press release are "forward−looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Z Trim Holdings to be materially different from any future results, performance or achievements expressed or implied by these forward−looking statements. Other factors, which could materially affect such forward−looking statements, can be found in our filings with the Securities and Exchange Commission at www.sec.gov, including risk factors relating to material weaknesses in internal control over financial reporting, our history of operating losses, lack thus far of significant market acceptance of our products, the fact that we may dilute existing shareholders through additional stock issuances, and our reliance on our intellectual property. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward−looking statements and are cautioned not to place undue reliance on such forward−looking statements. The forward−looking statements made herein are only made as of the date of this press release and we undertake no obligation to publicly update such forward−looking statements to reflect subsequent events or circumstances.

Contact: Brian Chaiken
Voice: 847-549-6002
Email: brian.chaiken@ztrim.com